Exhibit 99.1

Talon International, Inc. Reports 2017

First Quarter Financial Results

LOS ANGELES, CA -  May 11, 2017 - Talon International, Inc. (OTCQB: TALN), a leading global supplier of zippers, apparel fasteners, trim and stretch technology products, reported financial results for the first quarter ended March 31, 2017.

Financial Highlights

●	Overall revenues decreased 1.3 % from the prior year as Trim sales continued to increase while Zipper sales declined.

●	Trim revenues posted a 4.7% increase versus the prior year.

Financial Results

Revenues for the three months ended March 31, 2017 were $11.1 million, reflecting a decrease of $147,000 or -1.3% as compared to the same period in 2016. Talon Zipper sales were $476,000 lower than the same period in 2016 due to decreased sales to mass merchandising brand customers and specialty retail brands customers. Talon Trim products, which consist primarily of sales to specialty retail branded customers, increased by $329,000 compared to the same period in 2016, mainly due to new stretch technology programs and customers.

“Our year-over-year increase in the Trim business was a highlight this quarter, as we gained traction with customers and products,” stated Larry Dyne, Talon's Chief Executive Officer. “As we focus on offering Fit for Purpose Zipper products to the market, we held two significant zipper marketing events in the first quarter, building awareness of Talon’s influential history and current breadth of zipper offerings. As we look ahead to the remainder of 2017, our team will continue its customer-centric approach as we focus our sales efforts on those manufacturers and retailers who meet our standards of profitability and product innovation.”

Gross profit for the quarter ended March 31, 2017 was $4.1 million, or 36.8% of sales, compared to $4.2 million, or 37.0% of sales, in the first quarter of 2016. The gross profit decrease is largely attributable to an inventory write down of certain zipper stock and a change in product mix, offset by lower freight and duty costs and higher sales volumes for Talon Trim products. Operating expenses for the quarter ended March 31, 2017 were essentially flat from the prior year at $3.9 million. Sales and marketing expenses totaled $1.6 million, an increase of $105,000 as compared to the same period in 2016, mainly due to additional compensation costs, increased travel and entertainment expenses and additional administrative costs, offset by reduced facilities and related expenses.

General and administrative expenses for the three months ended March 31, 2017 totaled $2.3 million, or 20.7% of sales, compared to the prior year of $2.4 million, or 21.6% of sales. Expenses were lower by $127,000 compared to the same period in 2016, mainly due to reduced professional and legal costs, offset by additional IT support costs.

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Income before income taxes for the quarter ended March 31, 2017 was $28,000 compared to $85,000 for the same period in 2016.  Net income for the quarter ended March 31, 2017 was $5,500 or $0.00 per share as compared to $49,000 or $0.00 per share for the quarter ended March 31, 2016.

About Talon International, Inc.

Talon International, Inc. is a major supplier of custom zippers and complete trim solutions including Tekfit® stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide. Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand (“The World’s Original Zipper Since 1893”); designs, develops, manufactures, and distributes complete apparel trim solutions and products including stretch technology products for specialty waistbands, shirt collars, and other items all under its trademark and world renowned brands, Talon® and Tekfit® to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including VF Corporation, American Eagle, Abercrombie and Fitch, Polo Ralph Lauren, Kohl’s, JC Penney, FatFace, Victoria’s Secret, Wal-Mart, Phillips-Van Heusen, Levi Strauss & Co., Express and many others. The company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, India, Indonesia and Bangladesh.

Forward-Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on market growth, changing trends in apparel retailing, new product introductions, expansion into new geographic markets, and the Company's ability to execute on its sales strategies, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

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TALON INTERNATIONAL, INC.

Consolidated statements of income AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Net sales	$11,117,534	$11,264,632
Cost of goods sold	7,029,158	7,100,373
Gross profit	4,088,376	4,164,259
Sales and marketing expenses	1,607,566	1,502,886
General and administrative expenses	2,298,951	2,425,958
Total operating expenses	3,906,517	3,928,844

Income from operations	181,859	235,415
Interest expense, net	153,926	150,647
Income before provision for income taxes	27,933	84,768
Provision for income taxes	22,395	35,651
Net income	$5,538	$49,117

Basic and diluted net income per share	$0.00	$0.00
Weighted average number of common shares outstanding - Basic	92,274,255	92,267,831
Weighted average number of common shares outstanding - Diluted	92,931,260	93,473,691

Net income	$5,538	$49,117

Other comprehensive income (loss) from foreign currency translation	1,942	(498)
Total comprehensive income	$7,480	$48,619

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TALON INTERNATIONAL, INC.

Consolidated balance sheets

	March 31,	December 31,
	2017	2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,653,868	$4,913,577
Accounts receivable, net	5,361,852	4,315,608
Inventories, net	629,268	500,482
Prepaid expenses and other current assets	902,818	702,906
Total current assets	9,547,806	10,432,573

Property and equipment, net	857,141	884,208
Intangible assets, net	4,263,325	4,266,596
Deferred income tax assets, net	5,188,952	5,224,018
Other assets	400,442	347,638
Total assets	$20,257,666	$21,155,033

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,240,166	$6,378,896
Accrued expenses	2,142,014	2,972,689
Current portion of revolving line of credit from related party	75,000	-
Current portion of capital lease obligations	24,224	23,749
Total current liabilities	8,481,404	9,375,334

Revolving line of credit from related party, net of current portion, discounts and deferred financing costs	3,992,755	4,041,345
Capital lease obligations, net of current portion	30,798	37,035
Deferred income tax liabilities	3,043	3,037
Other liabilities	228,291	236,088
Total liabilities	12,736,291	13,692,839

Commitments and contingencies (Note 12)

Stockholders’ Equity:
Common Stock, $0.001 par value, 300,000,000 shares authorized; 92,274,255 shares issued and outstanding at March 31, 2017 and December 31, 2016	92,274	92,274
Additional paid-in capital	65,092,133	65,040,432
Accumulated deficit	(57,738,366)	(57,743,904)
Accumulated other comprehensive income	75,334	73,392
Total stockholders’ equity	7,521,375	7,462,194
Total liabilities and stockholders’ equity	$20,257,666	$21,155,033